THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES
REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


                      PREPAID COMMON STOCK PURCHASE WARRANT

September 29, 1997                               Right to Purchase $_________ of
                                          Common Stock, par value $.01 per share


           FOR VALUE RECEIVED, SMARTSERV ONLINE, INC., a corporation organized under the laws of the State of Delaware (hereinafter called the "CORPORATION") hereby promises to issue to _______________ or its registered assigns (the "HOLDER"), at any time or from time to time upon its receipt of a Notice of Exercise (as defined in Article I.B below) during the period specified in
Article II.C hereof, up to  _________________________  Dollars  ($________) (the
"PREPAID AMOUNT") of the Corporation's common stock, par value $.01 per share (the "COMMON STOCK"), in the manner provided in Article II hereof. This Warrant is being issued by the Corporation along with similar prepaid common stock purchase warrants (the "OTHER WARRANTS" and, together with this Warrant, the "WARRANTS") pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Corporation, the Holder and the other parties named therein (the "SECURITIES PURCHASE AGREEMENT").

                                    ARTICLE I

                               CERTAIN DEFINITIONS

           The following terms shall have the following meanings:

        A. "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the aggregate Prepaid Amount represented by the then outstanding Warrants ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

        B. "EXERCISE AMOUNT" means the portion of the Prepaid Amount of this Warrant being exercised and any Exercise Default Payments payable with respect thereto, each as specified in the notice of exercise in the form attached hereto (the "NOTICE OF EXERCISE").

        C. "EXERCISE DATE" means, for any Exercise (as defined below), the date specified in the Notice of Exercise so long as the copy of the Notice of Exercise is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Exercise Date indicated in the Notice of Exercise; provided, however, that if the Notice of Exercise is not so faxed or otherwise delivered before such time, then the Exercise Date shall be the date the holder faxes or otherwise delivers the Notice of Exercise to the Corporation.

        D. "EXERCISE PERCENTAGE" shall initially equal seventy percent (70%) and shall be reduced by one percent (1%) for each sixty (60) day period which elapses following the Closing Date (as defined in the Securities Purchase Agreement) (e.g., on or after the 61st day following the Closing Date and prior to the 121st day following the Closing Date, the Exercise Percentage shall equal sixty-nine percent (69%)). The Exercise Percentage shall be subject to further adjustment as provided herein.

        E. "EXERCISE PRICE" means the lower of the Variable Exercise Price and the Fixed Exercise Price, each in effect as of such date and subject to adjustment as provided herein.

        F. "FIXED EXERCISE PRICE" means $1.40, and shall be subject to adjustment as provided herein.

        G. "VARIABLE EXERCISE PRICE" means, as of any date of determination, the amount obtained by multiplying the Exercise Percentage then in effect by the average of the Closing Bid Prices for the Corporation's Common Stock during the ten (10) consecutive trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such ten (10) trading day period), and shall be subject to adjustment as provided herein. For the avoidance of doubt, the trading day immediately preceding any Exercise Date is the last calendar day that is a trading day and which is immediately preceding the Exercise Date.

        H. "BUSINESS DAY" and "TRADING DAY" means any day on which the New York Stock Exchange is open for trading.


                                   ARTICLE II

                                    EXERCISE

        A. EXERCISE BY THE HOLDER. (i) Subject to the limitations on exercise contained in Paragraph D of this Article II, the Holder may, at any time and from time to time during the period specified in Paragraph C of this Article II, exercise all or any part of the outstanding Prepaid Amount of this Warrant in accordance with the procedures set forth in Paragraph B of this Article II for a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:


                                 EXERCISE AMOUNT
                                 EXERCISE PRICE

        B. MECHANICS OF EXERCISE. In order to effect an exercise,  Holder shall:
(x) fax (or otherwise deliver) a copy of the fully executed Notice of Exercise to the Corporation and (y) surrender or cause to be surrendered this Warrant along with a copy of the Notice of Exercise as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Exercise from Holder, the Corporation shall immediately send, via facsimile, a confirmation to Holder stating that the Notice of Exercise has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such exercise and the name and telephone number of a contact person at the Corporation regarding the exercise. The Corporation shall not be obligated to issue shares of Common Stock upon an exercise unless either this Warrant is delivered to the Corporation as provided above, or Holder notifies the Corporation that this Warrant has been lost, stolen or destroyed (subject to the requirements of Article VII.G).

                (i) DELIVERY OF COMMON STOCK UPON EXERCISE. The Corporation shall, on or before the later of (a) the second business day following the Exercise Date and (b) the business day following the date of the Corporation's receipt of this Warrant (or, if this Warrant is lost, stolen or destroyed, the date on which indemnity pursuant to Article VII.G is provided) (the "DELIVERY PERIOD"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon exercise of the portion of this Warrant being exercised and (y) a new Warrant in the form hereof representing the balance of the Prepaid Amount hereof not being exercised, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor are not required to bear a legend, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon exercise to the Holder by crediting the account of Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to Holder physical certificates representing the Common Stock issuable upon such exercise. Further, Holder may instruct the Corporation to deliver to Holder physical certificates representing the Common Stock issuable upon such exercise in lieu of delivering such shares by way of DTC Transfer.

                (ii) TAXES. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the exercise of this Warrant.

                (iii) NO FRACTIONAL SHARES. If any exercise of this Warrant would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon exercise of this Warrant shall be the nearest whole number of shares.

                (iv) EXERCISE DISPUTES. In the case of any dispute with respect to an exercise of this Warrant, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph
(i) above. The Corporation and the Holder shall seek to resolve any such dispute in good faith. If any such dispute involving the calculation of the Exercise Price has not been resolved by mutual agreement of the Corporation and the Holder within three (3) business days after the Corporation's receipt of the Notice of Exercise, the Corporation shall immediately submit the disputed calculations to an independent outside accountant of national reputation via facsimile. The accountant, at the Corporation's sole expense (unless the Corporation's calculation is correct, in which case the Holder shall bear such expense), shall audit the calculations and notify the Corporation and Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

        C. PERIOD OF EXERCISE. This Warrant shall be exercisable at any time or from time to time on or after the earlier of (i) the date on which the registration statement required to be filed by the Corporation pursuant to
Section 2(a) of that certain Registration Rights Agreement, dated as of even date herewith, by and among the Corporation, the Holder and the other signatories thereto (the "REGISTRATION RIGHTS AGREEMENT") is declared effective by the SEC (the "EFFECTIVE DATE"), and (ii) the ninetieth (90th) day following the Closing Date, and before 5:00 p.m., New York City time, on September 29, 2000 (the "EXERCISE PERIOD").

        D. LIMITATIONS ON EXERCISE. In no event shall Holder be entitled to receive shares of Common Stock upon an exercise of this Warrant to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by Holder and its affiliates (exclusive of shares issuable upon exercise of the unexercised portion of any Warrants or the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restrictions contained in this Paragraph D shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock and the Holder shall approve such alteration, amendment, deletion or change. Notwithstanding the foregoing, the Holder may waive the restrictions contained in this Paragraph D by written notice to the Corporation upon not less than sixty-one (61) days prior notice (with such notice taking effect only upon the expiration of such sixty-one (61) day period).

        E. LOCK-UP. Prior to the 61st day following the Effective Date, the Holder may not sell or transfer (pursuant to an effective registration statement or otherwise) any shares of Common Stock issued upon the exercise of Warrants held by the Holder. Subject to compliance with Sections 2(f) and 2(g) of the Securities Purchase Agreement, (i) after the 61st day following the Effective Date, the Holder may sell or transfer that number of shares of Common Stock as may be received by the Holder upon the exercise of one-third (1/3) of the initial Prepaid Amount of all Warrants held by such Holder; (ii) after the 91st day following the Effective Date, the Holder may sell or transfer that number of shares of Common Stock as may be received by the Holder upon the exercise of two-thirds (2/3) of the initial Prepaid Amount of all Warrants held by such Holder; and (iii) after the 121st day following the Effective Date, the Holder may sell or transfer any and all shares of Common Stock as may be received by the Holder upon the full exercise of all Warrants held by such Holder.

                                   ARTICLE III

                      RESERVATION OF SHARES OF COMMON STOCK

        A. RESERVED AMOUNT. On the Closing Date, the Corporation shall have reserved _______________ (i.e., 150% times the quotient arrived at by dividing
(x) the Prepaid Amount, by (y) the Exercise Price as of the Closing Date) authorized but unissued shares of Common Stock for issuance upon exercise of this Warrant and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall not be decreased and shall at all times be sufficient to provide for the exercise of the outstanding Prepaid Amount of this Warrant at the then current Exercise Price.

        B. INCREASES TO RESERVED  AMOUNT.  If the Reserved  Amount for any three
(3) consecutive trading days (the last of such three (3) trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 135% of the number of shares of Common Stock issuable upon exercise of this Warrant on such trading days, the Corporation shall immediately notify Holder of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon exercise of this Warrant. In the event the Corporation fails to so increase the Reserved Amount within ninety (90) days after an Authorization Trigger Date, Holder shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined in Article V.C) to the Corporation, to require the Corporation to redeem for cash, at the Default Amount (as defined in Article V.B), a portion of the Prepaid Amount of this Warrant such that, after giving effect to such redemption, the Reserved Amount exceeds 135% of the total number of shares of Common Stock issuable to Holder upon exercise of this Warrant on the date of the Default Notice. If the Corporation fails to pay such Default Amount within five (5) business days after its receipt of a Default Notice, then Holder shall be entitled to the remedies provided in Article V.C.


                                   ARTICLE IV

                          FAILURE TO SATISFY EXERCISES

        A. EXERCISE DEFAULT PAYMENTS. If, at any time, (x) Holder submits a Notice of Exercise and the Corporation fails for any reason (other than because such issuance would exceed Holder's Reserved Amount, for which failures Holder shall have the remedies set forth in Article III) to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such exercise, such number of freely tradeable shares of Common Stock to which Holder is entitled upon such exercise, or (y) the Corporation provides notice to any holder of Warrants (together with all other holders of Warrants and the Holder referred to herein, the "HOLDERS") at any time of its intention not to issue freely tradeable shares of Common Stock upon the exercise by any Holder of a Warrant in accordance with the terms of the Warrants (other than because such issuance would exceed such Holder's Reserved Amount) (each of (x) and (y) being an "EXERCISE DEFAULT"), then the Corporation shall pay to Holder, in the case of an Exercise Default described in clause (x) above, and to all Holders, in the case of a Exercise Default described in clause (y) above, an amount equal to:

                   (.24) x (D/365) x (Exercise Default Amount)

where:

        "D" means the number of days after the expiration of the Delivery Period through and including the Default Cure Date;

        "EXERCISE DEFAULT AMOUNT" means the Prepaid Amount of all Warrants held by Holder; and

        "DEFAULT CURE DATE" means (i) with respect to an Exercise Default described in clause (x) of its definition, the date the Corporation effects the exercise of the portion of this Warrant submitted for exercise and (ii) with respect to an Exercise Default described in clause (y) of its definition, the date the Corporation begins to issue freely tradeable Common Stock in satisfaction of all exercises of Warrants in accordance with their terms.

        The payments to which Holder shall be entitled pursuant to this Paragraph A are referred to herein as "EXERCISE DEFAULT PAYMENTS." Holder may elect to receive accrued Exercise Default Payments in cash or to convert all or any portion of such accrued Exercise Default Payments, at any time, into Common Stock at the lowest Exercise Price in effect during the period beginning on the date of the Exercise Default through the Exercise Date for such exercise. In the event Holder elects to receive any Exercise Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article VII.I. In the event Holder elects to convert all or any portion of the Exercise Default Payments into Common Stock, Holder shall indicate on a Notice of Exercise such portion of the Exercise Default Payments which Holder elects to so convert and such exercise shall otherwise be effected in accordance with the provisions of Article II.

        B. ADJUSTMENT TO EXERCISE PRICE. If Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to an exercise of any portion of any of Holder's Warrants for any reason (other than because such issuance would exceed Holder's Reserved Amount, for which failures Holder shall have the remedies set forth in Article III), then the Fixed Exercise Price in respect of all Warrants held by Holder (including any Warrants or portions thereof submitted to the Corporation for exercise, but for which shares of Common Stock have not been issued to Holder) shall thereafter be the lesser of (i) the Fixed Exercise Price on the Exercise Date specified in the Notice of Exercise which resulted in the Exercise Default and (ii) the lowest Exercise Price in effect during the period beginning on, and including, such Exercise Date through and including the day such shares of Common Stock are delivered to the Holder. If there shall occur an Exercise Default of the type described in clause (y) of
Article IV.A, then the Fixed Exercise Price with respect to any exercise thereafter shall be the lowest Exercise Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Exercise Default through and including the Default Cure Date. The Fixed Exercise Price shall thereafter be subject to further adjustment for any events described in
Article VI.

        C. BUY-IN CURE. Unless the Corporation has notified Holder in writing prior to the delivery by Holder of a Notice of Exercise that the Corporation is unable to honor exercises, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to Holder upon an exercise of this Warrant or (b) there shall occur a Legend Removal Failure (as defined in Article V.A(iii) below) and (ii) thereafter, Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by Holder of the unlegended shares of Common Stock (the "SOLD SHARES") which Holder anticipated receiving upon such exercise (a "BUY-IN"), the Corporation shall pay Holder (in addition to any other remedies available to Holder) the amount by which (x) Holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by Holder from the sale of the Sold Shares. For example, if Holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay Holder $1,000. Holder shall provide the Corporation written notification indicating any amounts payable to Holder pursuant to this Paragraph C, together with evidence supporting such calculation. The Corporation shall make any payments required pursuant to this Paragraph C in accordance with and subject to the provisions of Article VII.I.

        D. RIGHT TO REQUIRE REDEMPTION. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by Holder, for any reason (other than because such issuance would exceed Holder's Reserved Amount, for which failures Holder shall have the remedies set forth in Article III) to issue shares of Common Stock within ten (10) business days after the expiration of the Delivery Period with respect to any exercise of this Warrant, then Holder may elect at any time and from time to time prior to the Default Cure Date for such Exercise Default, by delivery of a Default Notice (as defined in Article V.C) to the Corporation, to have all or any portion of Holder's outstanding Warrants redeemed by the Corporation for cash at the Default Amount (as defined in Article V.B). If the Corporation fails to pay such Default Amount within five (5) business days after its receipt of a Default Notice, then Holder shall be entitled to the remedies provided in Article V.C.

                                    ARTICLE V

                                EVENTS OF DEFAULT

        A. EVENTS OF DEFAULT. If any of the following events of default (each, an "EVENT OF DEFAULT") shall occur:

                (i) the Common Stock (including any of the shares of Common Stock issuable upon exercise of this Warrant) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market for an aggregate of ten (10) trading days in any nine
(9) month period;

                (ii) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement has not been declared effective by the 120th day following the Closing Date or such Registration Statement, after being declared effective, cannot be utilized by Holder for the resale of all of its Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than thirty (30) days;

                (iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon exercise of any Warrant as and when required by the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the Holder;

                (iv) the Corporation provides notice to any of the Holders, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any of the Holders upon exercise in accordance with the terms of the Warrants (other than due to the circumstances contemplated by Article III for which the Holders shall have the remedies set forth in such Article);

                (v) the Corporation shall:

                        (a) sell, convey or dispose of all or substantially all of its assets; or

                        (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation); or

                        (c) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended);

                (vi) the Corporation breaches any material covenant or other material term or condition of this Warrant (other than as specifically provided in subparagraphs (i)-(v) of this Paragraph A), the Securities Purchase Agreement or the Registration Rights Agreement;

                (vii) any representation or warranty of the Corporation made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Securities Purchase Agreement and the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Corporation or the prospects of the Corporation or a material adverse effect on the Corporation or the rights of the Corporation with respect to any of the Warrants or the shares of Common Stock issuable upon exercise of the Warrants;

                (viii) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or

                (ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation;

then, upon the occurrence and during the continuation of any Event of Default specified in subparagraphs (i)-(vii) of this Paragraph A, at the option of Holder, and upon the occurrence of an Event of Default specified in subparagraphs (viii) or (ix) of this Paragraph A, the Corporation shall pay Holder, in satisfaction of its obligation to issue shares of Common Stock upon exercise of this Warrant, an amount equal to the Default Amount and such Default Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv), (v), (vi), (vii), (viii) or (ix) above shall immediately constitute an Event of Default and there shall be no cure period.

        B. DEFINITION OF DEFAULT AMOUNT. The "DEFAULT AMOUNT" with respect to any portion of this Warrant means an amount equal to the greater of:

                  (i)                   A
                            ------------------------         X             M
                                       EP

and

                (ii) the sum of 143% of the outstanding Prepaid Amount of this Warrant plus all Exercise Default Payments through the payment date.

where:

        "A" means the outstanding Prepaid Amount of this Warrant plus all Exercise Default Payments through the payment date;

        "EP" means the Exercise Price in effect on the date of the Default Notice; and

        "M" means the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date of the Default Notice and ending on the date prior to the date of payment, as reported on the principal securities exchange or trading market on which the Common Stock is traded.

        C. FAILURE TO PAY DEFAULT AMOUNT. If the Corporation fails to pay the Default Amount within five (5) business days of its receipt of a notice requiring such payment (a "DEFAULT NOTICE"), then the Holder (i) shall be entitled to interest on the Default Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date of the Default Notice until the date of payment hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article II) all or any portion of the Default Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Exercise Price in effect during the period beginning on the date of the Default Notice and ending on the Exercise Date with respect to the conversion of such Default Amount. In the event the Corporation is not able to pay all amounts due and payable with respect to all Warrants subject to Default Notices, the Corporation shall pay the Holders of such Warrants which are the subject of Default Notices such amounts pro rata, based on the total amounts payable to each such Holder relative to the total amounts payable to all such Holders.


                                   ARTICLE VI

                        ADJUSTMENTS TO THE EXERCISE PRICE

        The Exercise Price shall be subject to adjustment from time to time as follows:

        A. STOCK SPLITS, STOCK DIVIDENDS, ETC. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Exercise Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Exercise Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent for the Common Stock of such change on or before the effective date thereof.

        B. ADJUSTMENT DUE TO MAJOR ANNOUNCEMENT. In the event the Corporation at any time on or after the Closing Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) of this Paragraph B is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Exercise Price shall, effective upon the Announcement Date and continuing through the earlier of the consummation of the proposed transaction or tender offer, exchange offer or other transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Exercise Price which would have been applicable for an exercise occurring on the Announcement Date and (y) the Exercise Price determined in accordance with Article I.E on the Exercise Date set forth in the applicable Notice of Exercise. From and after the consummation of the proposed transaction or tender offer, exchange offer or other transaction or the Abandonment Date, the Exercise Price shall be determined as set forth in Article I.E. "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this Paragraph B has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or other transaction which caused this Paragraph B to become operative.

        C. ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If at any time on or after the Closing Date there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of
(i)-(iv) above being a "CORPORATE CHANGE"), then the Holder shall thereafter have the right to receive upon exercise hereof, in lieu of the shares of Common Stock immediately theretofore issuable, such shares of stock, securities, cash and/or other property as may be issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon exercise hereof (without giving effect to the limitations contained in Article II.D) had such Corporate Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Exercise Price and of the number of shares of Common Stock issuable upon exercise of this Warrant) shall, if relevant, thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise thereof. The Corporation shall not effect any transaction described in this Paragraph C unless (i) the Holder has received written notice of such transaction at least seventy-five (75) days prior to the earlier of (x) the record date for the determination of stockholders entitled to vote with respect thereto and (y) the proposed date of consummation of such transaction; and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes (or agrees to assume) by written instrument the obligations of this Warrant. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon exercise of the Warrants outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

        D. ADJUSTMENT DUE TO DISTRIBUTION. If at any time on or after the Closing Date the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "DISTRIBUTION"), then the Holder shall be entitled, upon any exercise of this Warrant after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such exercise (without giving effect to the limitations contained in Article II.D) had Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

        E. ISSUANCE OF OTHER SECURITIES WITH VARIABLE EXERCISE PRICE. If at any time on or after the Closing Date the Corporation shall issue any securities which are convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") at a conversion or exchange rate based on a discount to the market price of the Common Stock at the time of conversion or exercise, then the Exercise Percentage in respect of any exercise of any portion of this Warrant after such issuance shall be calculated utilizing the higher of the greatest discount applicable to any such Convertible Securities and the discount then in effect in calculating the Variable Exercise Price.

        F. PURCHASE RIGHTS. If at any time on or after the Closing Date the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without giving effect to the limitations contained in Article II.D) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

        G. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of Holder, furnish to Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon exercise of this Warrant.


                                   ARTICLE VII

                                  MISCELLANEOUS

        A. FAILURE OR INDULGENCY NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        B. NOTICES. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier and shall be deemed to have been given upon receipt (which shall include telephone line facsimile transmission). The addresses for such communications shall be:

        If to the Company:

        SmartServ Online, Inc.
        One Station Place
        Stamford, CT 06902
        Telecopy:   (203) 353-5962
        Attention:  Chairman of the Board

        With a copy to:

        Parker Chapin Flattau & Klimpl, LLP
        1211 Avenue of the Americas
        New York, NY 10036
        Telecopy: (212) 704-6288
        Attention: Michael J. Shef, Esquire

        If to the Holder, at such address as such Holder shall have provided in writing to the Corporation.

        C. AMENDMENT PROVISION. This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Corporation and the Majority Holders. The term "WARRANT" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

        D. ASSIGNABILITY. This Warrant shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. In the event the Holder shall sell or otherwise transfer any portion of this Warrant, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Warrants shall be allocated to the remaining Holders of Warrants, pro rata based on the total Prepaid Amount of Warrants then held by such Holders.

        E. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and state courts located in the City of New York in the State of New York in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect Holder's right to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

        F. DENOMINATIONS. At the request of Holder, upon surrender of this Warrant, the Corporation shall promptly issue new Warrants in the aggregate outstanding Prepaid Amount hereof, in the form hereof, in such denominations as Holder shall request.

        G. LOST OR STOLEN WARRANTS. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of this Warrant and (ii)
(y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of this Warrant, the Corporation shall execute and deliver new Warrants, in the form hereof, in such denominations as Holder may request. However, the Corporation shall not be obligated to reissue such lost or stolen Warrants if Holder contemporaneously requests the Corporation to exercise this Warrant.

        H. QUARTERLY STATEMENTS OF AVAILABLE SHARES. The Corporation shall deliver (or cause its transfer agent to deliver) to Holder a written report notifying Holder of any occurrence which prohibits the Corporation from issuing Common Stock upon any exercise of Warrants. The Corporation (or its transfer agent) shall also provide, within fifteen (15) days after delivery to the Corporation of a written request by any Holder, any of the following information as of the date of such request: (i) the total outstanding Prepaid Amount of all Warrants, (ii) the total number of shares of Common Stock issued upon all exercises of all Warrants prior to such date, (iii) the total number of shares of Common Stock which are reserved for issuance upon exercise of the Warrants which are then outstanding, and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon exercise of the Warrants before the Corporation would exceed the Reserved Amount.

        I. PAYMENT OF CASH; DEFAULTS. Whenever the Corporation is required to make any cash payment to Holder under this Warrant (as an Exercise Default Payment or otherwise), such cash payment shall be made to Holder within five (5) business days after delivery by Holder of a notice specifying that Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to Holder.

        J. RESTRICTIONS ON SHARES. The shares of Common Stock issuable upon exercise of this Warrant may not be sold or transferred unless (i) they first shall have been registered under the Securities Act and applicable state securities laws, (ii) the Corporation shall have been furnished with an opinion of legal counsel (in form, substance and scope customary for opinions in such circumstances) to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold under Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for shares of Common Stock issuable upon exercise of this Warrant that have not been so registered and that have not been sold under an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon exercise of this Warrant, the Corporation shall remove the foregoing legend from the certificate and issue to such holder a new certificate therefor free of any transfer legend, if (i) with such request, the Corporation shall have received either (A) an opinion of counsel, in form, substance and scope customary for opinions in such circumstances, to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from Holder that Holder is eligible to sell such security under Rule 144 or (ii) a registration statement under the Securities Act covering the resale of such securities is in effect. Nothing in this Warrant shall (i) limit the Corporation's obligation under the

Registration Rights Agreement, or (ii) affect in any way Holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

        K. STATUS AS WARRANTHOLDER. Upon submission of a Notice of Exercise by Holder, the Prepaid Amount of the Warrant (other than any portion of this Warrant, if any, which cannot be exercised because the exercise thereof would exceed Holder's Reserved Amount) shall be deemed exercised for shares of Common Stock as of the Exercise Date and Holder's rights as a holder of this Warrant shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to Holder because of a failure by the Corporation to comply with the terms of this Warrant. Notwithstanding the foregoing, if Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to an exercise for any reason, then (unless Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the portion of the Prepaid Amount subject to such exercise shall be deemed outstanding under this Warrant and the Corporation shall, as soon as practicable, return this Warrant to Holder. In all cases, Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Exercise Default Payments pursuant to Article IV.A to the extent required thereby for such Exercise Default and any subsequent Exercise Default and (ii) the right to have the Exercise Price with respect to subsequent exercises determined in accordance with Article IV.B) for the Corporation's failure to honor the exercise of this Warrant.

        L. REMEDIES CUMULATIVE. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance giving rise to such remedy and nothing herein shall limit Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Warrant. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Corporation has caused this Warrant to be signed in its name by its duly authorized officer this 29th day of September, 1997.


                                            SMARTSERV ONLINE, INC.

                                            By:_______________________________
                                               Name:
                                               Title:

                                                                       Exhibit 1
                                                                       ---------

                               NOTICE OF EXERCISE

To:   SmartServ Online, Inc.
      One Station Place
      Stamford, CT 06902
      Telecopy:   (203) 353-5962
      Attention:  Chairman of the Board

The undersigned hereby irrevocably elects to exercise $____________ of the Prepaid Amount of this Warrant (the "EXERCISE") into shares of common stock ("COMMON STOCK") of SmartServ Online Inc. (the "CORPORATION") according to the conditions of the Prepaid Common Stock Purchase Warrant dated September __, 1997 (the "WARRANT"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any Exercise, except for transfer taxes, if any. A copy of the Warrant is attached hereto (or evidence of loss, theft or destruction thereof).

If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Exercise to the account of the undersigned or its nominee (which is ________________) with DTC through its Deposit Withdrawal Agent Commission
System ("DTC TRANSFER"). If the Corporation's transfer agent does not participate in the DTC program as aforementioned, or if Holder checks the box set forth below, the Corporation shall deliver to Holder physical certificates representing the Common Stock issuable upon exercise of the Warrant.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon exercise of this Warrant shall be made pursuant to registration of the Common Stock under the Securities Act or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Warrant(s) for the portion of the Prepaid Amount which shall not have been exercised.

Check Box if Applicable:

|_| In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Exercise by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.


                       Date of Exercise:________________________________________

                       Applicable Exercise Price:_______________________________

                       Portion of Prepaid Amount to be exercised:_______________

                       Amount  of Exercise Default
                       Payments to be exercised, if any:________________________

                       Number of Shares of
                       Common Stock to be Issued:_______________________________

                       Signature:_______________________________________________

                       Name:____________________________________________________

                       Address:_________________________________________________